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                                                                   EXHIBIT 23

                     [WIPFLI ULLRICH BERTELSON CPA'S LOGO]

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
Tufco Technologies, Inc.
Green Bay Wisconsin

        We have audited the accompanying consolidated balance sheet of Tufco Technologies, Inc. and Subsidiaries as of September 30, 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended September 30, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that out audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tufco Technologies, Inc. and Subsidiaries at September 30, 1995, and the results of their operations and cash flows for the periods indicated in conformity with generally accepted accounting principles.


                                        /s/  WIPFLI ULLRICH BERTELSON
                                        ------------------------------------
                                           Certified Public Accountants

November 9, 1995
Green Bay, Wisconsin